Exhibit 10.1

INVESTMENT AGREEMENT

by and among

BrightView Holdings, Inc.,

Birch Equity Holdings, LP

and

Birch-OR Equity Holdings, LLC

Dated as of August 28, 2023

TABLE OF CONTENTS

Section 5.14	Investor Representative	43

Article VI

Definitions

Section 6.01	Definitions	43

INVESTMENT AGREEMENT, dated as of August 28, 2023 (this “Agreement”), by and among BrightView Holdings, Inc., a Delaware corporation (the “Company”), Birch Equity Holdings, LP, a Delaware limited partnership (“Birch Holdings”), and Birch-OR Equity Holdings, LLC, a Delaware limited liability company (“Birch-OR Holdings”, and each of Birch Holdings and Birch-OR Holdings, an “Investor”, together the “Investors”).

WHEREAS, the Company desires to issue, sell and deliver to the Investors, and the Investors desire to collectively purchase and acquire from the Company, an aggregate of 500,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), having the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof specified in the Certificate of Designations, attached hereto as Exhibit A, to be filed by the Company in connection with the execution and delivery of this Agreement (the “Certificate of Designations”);

WHEREAS, prior to the execution and delivery of this Agreement, KKR has delivered to the Company the Stockholder Written Consent; and

WHEREAS, in connection with the execution and delivery of this Agreement, the Company and the Investors are entering into the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

Purchase and Sale

Section 1.01           Purchase and Sale.

(a)           The closing of the transactions contemplated hereunder (the “Closing”) shall occur at 10:00 a.m. (New York City time) on the date of this Agreement (the “Closing Date”), and shall be conducted remotely via the electronic exchange of documents and signatures. The Depository Trust Company (“DTC”) will act as securities depositary for the Series A Preferred Stock.

(b)           At the Closing:

(i)            the Company shall file the Certificate of Designations with the Secretary of State of the State of Delaware;

(ii)           upon effectiveness of the Certificate of Designations, each Investor shall purchase and acquire from the Company (the “Purchase”), and the Company shall issue, sell and deliver to (x) Birch Holdings an aggregate amount of 165,962 shares of Series A Preferred Stock and (y) Birch-OR an aggregate amount of 334,038 shares of Series A Preferred Stock (the shares of Series A Preferred Stock referenced in clauses (x) and (y), together, the “Acquired Shares”) for a purchase price of $500,000,000 (such aggregate purchase price, the “Purchase Price”) to be paid by wire transfer of immediately available funds to a bank account previously designated by the Company;

(iii)          the Company shall deliver to the Investors:

(A)           each Investor’s portion of the Acquired Shares free and clear of Liens, except restrictions imposed by the Certificate of Designations, the Securities Act and any applicable securities Laws,

(B)           evidence of the issuance of the Acquired Shares to each Investor, as applicable, in accordance with the following procedures: (i) each Investor will direct an eligible DTC participant to submit a DWAC deposit instruction (the “DWAC Deposit”) to the Company’s transfer agent, for the such Investor’s applicable portion of the Acquired Shares that such Investor is entitled to receive, (ii) the Company will issue the Acquired Shares and direct its transfer agent to deliver, by acceptance of the DWAC Deposit therefor, such Acquired Shares to DTC account specified by each Investor, as applicable,

(C)           the Registration Rights Agreement, duly executed by the Company,

(D)           the Waiver of Rights Letter, duly executed by KKR BrightView Aggregator L.P. (“KKR”),

(E)           duly executed D&O Indemnification Agreements in respect of each Investor Director, and

(iv)          the Investors shall deliver to the Company the Registration Rights Agreement, duly executed by each Investor.

Article II

Representations and Warranties of the Company

The Company represents and warrants to the Investors as of the date of this Agreement (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investors prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall only be deemed disclosure with respect to, and shall only be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC (and publicly available) after October 1, 2022 and prior to the date of this Agreement (collectively clauses (B) and (C), the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Section 2.01(a), Section 2.02, Section 2.03, Section 2.10 and Section 2.11):

Section 2.01           Organization; Standing.

(a)           The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b)           Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.02           Capitalization.

(a)           The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on June 30, 2023 (the “Capitalization Date”), (i) 93,400,000 shares of Common Stock were issued and outstanding, including no Company RSAs and 220,708 Company PSAs (assuming maximum achievement of all applicable performance conditions), (ii) 4,557,328 shares of Common Stock were reserved and available for future issuance pursuant to the Company Stock Plans, of which amount (A) 4,758,191 shares of Common Stock were subject to outstanding Company Stock Options, (B) 1,393,627 shares of Common Stock were subject to outstanding Company Performance Stock Options, (C) 3,544,328 Company RSUs were outstanding and (D) 512,101 Company PSUs were outstanding (assuming target achievement of all applicable performance conditions), (iii) 519,237 shares of Common Stock were reserved and available for future purchase under the Brightview 2018 Employee Stock Purchase Plan and (iv) no shares of Company Preferred Stock were issued or outstanding.

(b)           Except as described in this Section 2.02, there are (i) no outstanding shares of capital stock of, or other equity or voting interests of any character in, the Company as of the date hereof other than shares that have become outstanding after the Capitalization Date which were reserved for issuance as of the Capitalization Date as set forth in Section 2.02(a), (ii) no outstanding securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests of any character in, the Company, (iii) no outstanding obligations, options, warrants, rights, pledges, calls, puts, phantom equity, premptive rights, or other rights, commitments, agreements or arrangements of any character to acquire from the Company, or that obligate the Company to issue or grant, any capital stock of, or other equity or voting interests (or voting debt) in, or equity or equity-based awards with respect to, or any securities convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests (or voting debt) in, the Company other than obligations to issue Common Stock pursuant to the settlement or exercise of (as applicable) Company RSUs, Company PSUs, Company Stock Options or Company Performance Stock Options outstanding as of the date hereof, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests (or voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise, if permitted, of Company Stock Options or Company Performance Stock Options or the forfeiture or withholding of Taxes, if permitted, with respect to Company Stock Options, Company Performance Stock Options, Company RSAs, Company PSAs, Company RSUs or Company PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, subscription right, preemptive or similar rights of a third Person, the Company Charter Documents or any agreement to which the Company is a party. All of the outstanding shares of capital stock or equity interests of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable and none of such capital stock or equity interests are subject to or were issued in violation of any applicable Laws and are not subject to and have not been issued in violation of any stockholders agreement, proxy, voting trust or similar agreement, or any preemptive rights, rights of first refusal or similar rights of any Person, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 2.03           Authority; Noncontravention.

(a)           as in subsection 2.02](a)  The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Investors, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)           Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.04 are obtained and the filings referred to in Section 2.04 are made and any waiting periods thereunder have terminated or expired, (A) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (B) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, result in the loss of any benefit or require a payment or incur a penalty under, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which it is bound or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

Section 2.04           Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (b) filings required under, and compliance with other applicable requirements of, the HSR Act to permit the conversion of the Acquired Shares, (c) the filing of the Information Statement with the SEC and any amendments or supplements thereto and (d) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.05           Company SEC Documents; Undisclosed Liabilities.

(a)           The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since October 1, 2021 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of the Company and its Subsidiaries (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, which are not reasonably expected to be materially adverse individually or in the aggregate to the Company and its Subsidiaries, taken as a whole).

(c)           Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2023 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that do not arise from any material breach of a Contract, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, have had or reasonably be expected to have, a Material Adverse Eeffect.

(d)           The Company has established and maintains, and at all times since October 1, 2021 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act relating to the Company and its consolidated Subsidiaries sufficient to provide reasonable assurance that (a) transactions are executed in accordance with Company management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for assets, (c) access to assets is permitted only in accordance with Company management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. Since October 1, 2021, there has not been any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(e)           There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required by applicable Law to be disclosed by the Company in its Filed SEC Documents and is not so disclosed.

Section 2.06           Absence of Certain Changes. (a) Since the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and any other agreements contemplated hereby and the discussions, negotiations and transactions related hereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, and (b) since the Balance Sheet Date, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.07           Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal, regulatory or administrative proceeding, suit, proceedings, disputes, audit, investigation (of which the Company has Knowledge), arbitration or action (an “Action”) against the Company or any of its Subsidiaries or against or related to any Company Plan, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries or any of their respective assets, in each case, by or before any Governmental Authority.

Section 2.08           Compliance with Laws; Permits.

(a)           The Company and each of its Subsidiaries are and since October 1, 2021 have been, in compliance with all local, state and federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) or Judgments, in each case, that are applicable to the Company or any of its Subsidiaries or any Company Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Company, each of its Subsidiaries, and each of their officers, directors, employees and, to the Company’s Knowledge, agents acting on their behalf is, and for the last five years has been, in compliance in all material respects with (1) the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder, (2) the United Kingdom Bribery Act, (3) anti-bribery legislation promulgated by the European Union and implemented by its member states, (4) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (5) any other Laws applicable to the Company and its Subsidiaries that address the prevention of corruption, bribery, terrorism or money laundering (the “Anti-Corruption Laws”). None of the Company, any of its Subsidiaries or any director, officer, or, to the Knowledge of the Company, any agent, employee, or other person associated with or acting on behalf of the Company or its Subsidiaries has within the last five years (i) made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense; (ii) made, offered, promised or authorized any direct or indirect unlawful payment; or (iii) violated or is in violation of any provision of any Anti-Corruption Laws.

(c)           The Company, each of its Subsidiaries, and to the Company’s Knowledge, each of their respective officers, directors, employees and, to the Company’s Knowledge, agents acting on their behalf is, and for the last five years has been, in material compliance with Anti-Money Laundering Laws and Export Control Laws.

(d)           The Company, each of its Subsidiaries, and each of their officers, directors, employees and, to the Company’s Knowledge, agents acting on their behalf is, and, for the last five years has been, in compliance with all Laws or other financial restrictions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of State, and sanctions administered by the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively, “Sanctions”). None of the Company, any of its Subsidiaries, or any director, officer, or to the Company’s knowledge, agent, or employee of the Company or any of its Subsidiaries is currently the subject or the target of any Sanctions, nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic and the Crimea, Kherson, and Zaporizhzhia regions of Ukraine, nor has the Company or any of its Subsidiaries engaged in any dealings or transactions with or for the benefit of any person located, organized, or ordinarily resident in any such country, in each case directly or indirectly, including through agents or other persons acting on its behalf. The Company will not use the proceeds from the Transactions (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with all applicable Anti-Corruption Laws and Sanctions. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Anti-Corruption Laws or Sanctions is pending or, to the Knowledge of the Company, threatened.

(e)           Neither the Company nor any of its Subsidiaries is party to any actual or threatened legal proceedings or outstanding enforcement action relating to any breach or suspected breach of Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Export Control Laws

Section 2.09           Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, except for Taxes that are being contested in good faith by appropriate proceedings and that have been adequately reserved against in accordance with GAAP and which would not (if such proceedings are determined in a manner adverse to the Company and its Subsidiaries) result in a Material Adverse Effect, (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing, (d) none of the Company or any of its Subsidiaries has liability for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (other than a custmoary commercial contract the principal purpose of which is not Tax matters), (e) none of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (f) the Company and each of its Subsidiaries has withheld or collected from each payment made to any Person the amount of all Taxes required to be withheld or collected therefrom and has paid the same to the appropriate taxing authorities in accordance with applicable law, and (g) no claim has been made by a taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that the Company or such Subsidiary is or may be required to file such type of Tax Return or pay such type of Tax.

Section 2.10           No Rights Agreement; Anti-Takeover Provisions.

(a)           Neither the Company nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)           The Board has taken all necessary actions to ensure that no restrictions included in any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL) is applicable to the Transactions, including the Company’s issuance of shares of Common Stock upon conversion of the Series A Preferred Stock and any issuance pursuant toSection 4.16.

Section 2.11           Brokers and Other Advisors. Other than fees payable in accordance with Section 5.12 and except as set forth on Section 2.11 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 2.12           Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 3.07, the offer, sale and issuance of the shares of Series A Preferred Stock pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series A Preferred Stock, and neither the Company nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with other offerings by the Company for the purposes of the Securities Act that would result in none of Regulation D or any other applicable exemptions from registration under the Securities Act to be available.

Section 2.13           Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received any notification that the SEC or the NYSE is contemplating terminating such registration or listing. The Company is in compliance in all material respects with the listing and listing maintenance requirements of the NYSE applicable to it for the continued trading of its Common Stock on the NYSE.

Section 2.14           Status of Securities. The Acquired Shares are (and the shares of Common Stock issuable upon conversion of any of the Acquired Shares and any accrued and compounded dividends with respect thereto will be, when issued) duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws and will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by the Certificate of Designations and any applicable securities Laws and this Agreement. The respective rights, preferences, privileges, and restrictions of the Series A Preferred Stock and the Common Stock are as stated in the Company Charter Documents (including the Certificate of Designations) or as otherwise provided by applicable Law. As of the Closing, the Acquired Shares and the shares of Common Stock initially issuable upon conversion of the Acquired Shares if such conversion were to occur immediately following Closing have been duly reserved for issuance.

Section 2.15           Certain Material Indebtedness. The Company and its Subsidiaries are not in material breach of, or material default or material violation under the Existing Credit Agreement, its other material indebtedness or any agreement relating to such material indebtedness.

Section 2.16           Investment Company Status. Neither the Company nor any of its Subsidiaries is, and immediately after the sale of the Acquired Shares hereunder, none of the Company nor any of its Subsidiaries will be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 2.17           Ability to Pay Dividends. Except with respect to the covenants contained in the Existing Credit Agreement, the Company is not party to any material Contract, and is not subject to any provision in the Company Charter Documents or resolutions of the Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Certificate of Designations.

Section 2.18           Labor. Except as set forth on Section 2.18 of the Company Disclosure Letter, and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and for the past three years has been, in compliance with all applicable Laws regarding employment and/or labor, including applicable Laws regarding wages, hours, immigration, authorization to work, background checks, classification of exempt employees, classification of independent contractors, leaves of absences, time off work, discrimination, harassment, retaliation, reasonable accommodations, mass layoffs, plant closings, and/or workers compensation; (b) the Company and its Subsidiaries are not subject or party to any collective bargaining agreements or other agreements with any unions, works councils or other labor-related organizations, and are not negotiating or under an obligation to negotiate any such agreements; and (c) there are no, and for the past three years there have been no, labor strikes, work stoppages, slowdowns, material grievances or unfair labor practice charges, or other labor disruptions.

Section 2.19           Company Plans. Except as disclosed on Section 2.19 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liability or obligation, whether absolute or contingent, with respect to, and no Company Plan is, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a multiple employer plan (within the meaning of Section 4063 of ERISA), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) a plan that is covered by Title IV of ERISA or subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA. None of the Company or any of its Subsidiaries has any obligation to provide post-employment or retirement welfare benefits to any current or former employee of the Company or any of its Subsidiaries (or dependent thereof), other than for continuation coverage under Section 4980(B)(f) of the Code or applicable Law. With respect to each Multiemployer Plan, except as would not , individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (I) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been or is reasonably expected to be incurred by any Company or any of its ERISA Affiliates, and (II) the Company and its Subsidiaries have timely satisfied all of their obligations thereto in full.  Substantially all of the employees of the Company or its Subsidiaries with respect to whom the Company or any of its Subsidiaries has an obligation to contribute to a Multiemployer Plan performs work in the building and construction industry pursuant to Section 4203(b) and Section 4208(d)(1) of ERISA and, to the Company’s Knowledge, each Multiemployer Plan primarily covers employees in the building and construction industry or has been amended to provide that Section 4203(b) of ERISA applies to the Company or its Subsidiaries. The consummation of the Transactions, either alone or in combination with any other event, will not, in any material respect, (x) result in any material payment or benefit becoming due or payable, or required to be provided, to any individual who currently provides, or formerly provided, services to the Company or any of its Subsidiaries under any Company Plan; (y) result in any change in the type, amount or value of compensation or benefits due or payable to any individual who currently provides, or formerly provided, services to the Company or any of its Subsidiaries under any Company Plan or accelerate the time of payment, vesting or funding of any such benefit or compensation under any Company Plan; or (z) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 2.20           Rule 144A Matters. When issued pursuant to this Agreement, the Series A Preferred Stock will not be of the same class as securities are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated inter-dealer quotation system. The Acquired Shares will be issued through the facilities of DTC and identified by a Rule 144A CUSIP.

Section 2.21           No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article II (as modified by the Company Disclosure Letter) and in any certificate or other document delivered in connection with this Agreement, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Series A Preferred Stock, Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investors or their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investors acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article II (as modified by the Company Disclosure Letter) and in any certificate or other document delivered in connection with this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investors or their Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investors or their Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investors.

Section 2.22           No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article III and in any certificate or other document delivered in connection with this Agreement, the Company hereby acknowledges that neither Investor nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Investors or any of their Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Investors. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters.

Article III

Representations and Warranties of Each Investor

Each Investor represents and warrants to the Company, as of the date of this Agreement (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date):

Section 3.01           Organization; Standing. Each Investor is a Delaware limited partnership or limited liability company, as appliacble, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and each Investor has all requisite power and authority necessary to carry on its business as it is now being conducted and, except (other than with respect to such Investor’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect. Each Investor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 3.02           Authority; Noncontravention.

(a)           Each Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Investor of this Agreement and the other Transaction Documents and the consummation by each Investor of the Transactions have been duly authorized and approved by all necessary action on the part of each Investor, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by each Investor of this Agreement and the other Transaction Documents and the consummation by each Investor of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by each Investor and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company, constitutes a legal, valid and binding obligation of each Investor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. (b)           Neither the execution and delivery of this Agreement or the other Transaction Documents by each Investor, nor the consummation of the Transactions by each Investor, nor performance or compliance by each Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of each Investor or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.03 are obtained and the filings referred to in Section 3.03 are made and any waiting periods with respect to such filings have terminated or expired, (x) violate any Law or Judgment applicable to either Investor or any of their Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which either Investor or any of their Subsidiaries is a party or accelerate either Investor’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 3.03           Governmental Approvals. Except for (a) the filing by the Company of the Certificate of Designations with the Secretary of State of the State of Delaware, (b) filings required under, and compliance with other applicable requirements of, the HSR Act, and (c) filings required under Section 13(d) and Section 16 of the Exchange Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investors, the performance by the Investors of their obligations hereunder and thereunder and the consummation by the Investors of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 3.04           Ownership of Company Stock. Neither Investor nor any funds advised by the Sponsor owns any Common Stock.

Section 3.05           Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of either Investor or any of their Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Investors (or pursuant to the expense reimbursement provisions hereof).

Section 3.06           Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by each Investor and its Representatives, each Investor and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their businesses and operations. Each Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which each Investor is familiar, that each Investor is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to each Investor (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for the representations and warranties made by the Company in Article II of this Agreement (as modified by the Company Disclosure Letter) and in any certificate or other document delivered in connection with this Agreement, neither Investor will have any claim against the Company and its Subsidiaries, or any of their respective Representatives with respect thereto, except with respect to Fraud.

Section 3.07           Purchase for Investment. Each Investor acknowledges that the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock have not been registered under the Securities Act or under any state or other applicable securities Laws. Each Investor (a) acknowledges that it is acquiring the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer or otherwise dispose of any Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (i) has been furnished with or has had access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock, (ii) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (iii) can bear the economic risk of (x) an investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock indefinitely and (y) a total loss in respect of such investment. Each Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and to protect its own interest in connection with such investment under the terms of this Agreement.

Section 3.08           No Other Investor Representations or Warranties. Except for the representations and warranties made by each Investor in this Article III and in any certificate or other document delivered in connection with this Agreement, neither Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to either Investor or any of their Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by each Investor in this Article III and in any certificate or other document delivered in connection with this Agreement, neither Investor nor any other Person makes or has made any express or implied representation or warranty to the Company or its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to either Investor, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Company or its Representatives in the course of the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving either Investor and the Company.

Section 3.09           No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article II (as modified by the Company Disclosure Letter) and in any certificate or other document delivered in connection with this Agreement, each Investor hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Series A Preferred Stock, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to either Investor or any of their Representatives or Affiliates or any information developed by either Investor or any of their Representatives or Affiliates and none of the Investors, or their Affiliates or any of its or their Representatives has relied, is relying, or will rely on any other representations, warranties, or other statements, or the accuracy or completnes thereof, or (b) will have or be subject to any liability or indemnification obligation to either Investor resulting from the delivery, dissemination or any other distribution to either Investor or any of their Representatives or Affiliates, or the use by either Investor or any of its Representatives or Affiliates, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to either Investor or any of their Representatives or Affiliates, including in due diligence materials, or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions and each Investor, on behalf of itself and on behalf of their respective Affiliates, expressly waives any such claim relating to the foregoing matters.

Article IV

Additional Agreements

Section 4.01           Reasonable Best Efforts; Filings.

(a)          The Company and the Investor Parties shall, and shall cause their Affiliates to, (i) make an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement, and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act. Notwithstanding anything to the contrary in this Section 4.01, nothing in this Section 4.01 or this Agreement shall require or obligate any Investor Party to, and the Company shall not, without prior written consent of the Investor Parties, agree, propose, commit to, or effect, or otherwise be required, by consent decree, hold separate, or otherwise, any sale, divestiture, hold separate, or any other action otherwise limiting the freedom of action in any respect with respect to any businesses, products, rights, services, licenses, assets, or interest therein, of (i) the Investors or any Affiliate including the Sponsor and their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, the Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Sponsor, or the (ii) Company or any its Affiliates or subsidiaries.

(b)           Each of the Company and the Investor Parties shall, and shall cause their Affiliates to, use their respective reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material or substantive communication received by the Company, the Investor Parties or their Affiliates, as the case may be, from or given by the Company, the Investor Parties or their Affiliates, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material or substantive communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in meetings and conferences with the FTC, DOJ, or any other applicable Governmental Authority. Any documents or other materials provided pursuant to this Section 4.01(b) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material, and the Parties may, as each deems advisable, reasonably designate any material provided under this Section 4.01(b) as “outside counsel only material”.

Section 4.02           Corporate Actions.

(a)           At any time that any Series A Preferred Stock is outstanding, the Company shall:

(i)            from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Series A Preferred Stock then outstanding, and to reserve such shares of Common Stock for such purpose; and

(ii)           not effect any voluntary deregistration under the Exchange Act or any voluntary delisting of the Common Stock from the NYSE other than in connection with a Change of Control (as defined in the Certificate of Designations) pursuant to which the Company agrees to satisfy, or will otherwise cause the satisfaction, in full of its obligations under Section 9 of the Certificate of Designations or is otherwise consistent with the terms set forth in Section 9 of the Certificate of Designations.

(b)           The Company shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that prohibits the Investor Parties from taking any of the actions permitted by this Agreement, including Section 4.06(a), or the Certificate of Designations.

Section 4.03           Public Disclosure. The Investor Parties and the Company shall, and shall cause their respective Affiliates to, consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not, and shall cause their respective Affiliates not to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided that the initial announcement with respect to the Transaction Documents or the Transactions shall be mutually agreed between the Investors and the Company. Notwithstanding the forgoing, this Section 4.03 shall not apply to any press release or other public statement made by the Company or the Investor Parties (a) which does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the Transaction Documents (including the signing thereof) or the Transactions. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, in no event shall either this Section 4.03 or any provision of the Confidentiality Agreement limit disclosure by any Investor Party and their respective Affiliates of ordinary course communications regarding this Agreement and the Transactions to its existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person who are subject to a confidentiality obligation with respect thereto, including disclosing information about the Transactions on their websites in the ordinary course of business consistent with past practice.

Section 4.04           Confidentiality. During such time as the Investor Designees are serving on the Board of Directors and for a period of one year thereafter, the Investor Parties will, and will cause their Affiliates and Representatives who actually receive Confidential Information to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to any Investor Party, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement, including any such information provided pursuant to Section 4.14 of this Agreement (“Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investor Parties’ investment in the Company made pursuant to this Agreement; provided that Confidential Information will not include information that (a) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by any Investor Party or its Affiliates or their respective Representatives, (b) was or becomes available to any Investor Party or its Affiliates or their respective Representatives from a source other than the Company or its Representatives; provided that such source is reasonably believed by such Investor Party or its Affiliates not to be subject to an obligation of confidentiality (whether by agreement or otherwise), (c) at the time of disclosure is already in the possession of an Investor Party or its Affiliates or their respective Representatives from a source other than the Company or any of its Subsidiaries or any of their respective Representatives or (d) was independently developed by any Investor Party or its Affiliates or their respective Representatives without reference to, incorporation of, or other use of any Confidential Information; provided that an Investor Party may (A) disclose Confidential Information (i) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of Acquired Shares from such Investor Party or prospective financing sources in connection with the syndicated and marketing of any Permitted Loan, in each case, as long as such prospective purchaser or lender, as applicable, agrees to be bound by similar confidentiality or non-disclosure terms as are contained in this Agreement (with the Company as an express third party beneficiary of such agreement), (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of such Investor Parties and their Affiliates and their respective directors, officers, employees, consultants, financing sources and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are directed to abide by the confidentiality and non-disclosure obligations contained herein), (iv) as may be reasonably determined by such Investor Party to be necessary in connection with such Investor Party’s enforcement of its rights in connection with this Agreement or its investment in the Company, or (v) as may otherwise be required by law or legal, judicial or regulatory process and (B) use Confidential Information retained in the unaided memory of such Persons for any valid business purpose (but subject to the confidentiality obligations herein); and provided, further, that (x) any breach of the confidentiality and use terms herein by any Person to whom such Investor Party may disclose confidential information pursuant to clauses (i) and (iii) of the preceding proviso shall be attributable to such Investor Party for purposes of determining such Investor Party’s compliance with this Section 4.04, except those who have entered into a separate confidentiality or non-disclosure agreement or obligation with the Company and (y) that such Investor Party takes commercially reasonable steps (at the Company’s sole expense) to minimize the extent of any required disclosure described in clause (v) of the preceding proviso. The confidentiality letter agreement, dated May 31, 2023, by and between One Rock Capital Management, LLC and the Company (the “Confidentiality Agreement”) shall terminate simultaneously with the Closing.

Section 4.05           NYSE Listing of Shares. The Company shall as promptly as practicable following the date of this Agreement cause the aggregate number of shares of Common Stock issuable upon the conversion of the Acquired Shares to be approved for listing on the NYSE. From time to time following the Closing Date, the Company shall cause the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock and any accrued and unpaid dividends thereon to be approved for listing on the NYSE.

Section 4.06           Standstill. The Investor Parties agree that until the date that is six (6) months after the date that the 10% Beneficial Ownership Requirement is no longer satisfied (the “Standstill Expiration Date”), without the prior written approval of the Board, the Investor Parties will not, directly or indirectly, and will cause their Affiliates not to:

(a)           acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock;

(b)           make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board (other than the Investor Director pursuant to the nomination rights provided herein) or seek the removal of any director from the Board (other than the Investor Director pursuant to the director removal rights provided herein);

(c)           make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of more than 50% of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(d)           other than with respect to any Investor Director acting in his or her capacity as a member of the Board, otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, board of directors or policies of the Company or any of its Subsidiaries;

(e)           make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(f)           advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, knowingly encourage or direct any other Person to do, any of the foregoing;

(g)           take any action that would require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 4.06;

(h)           enter into any agreements, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Investor Parties) with respect to any of the foregoing, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party in connection with any of the foregoing;

(i)            request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 4.06; provided that this clause shall not prohibit the Investor Parties from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 4.06, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person; or

(j)            contest the validity of this Section 4.06 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 4.06; provided, however, that nothing in this Section 4.06 will limit (1) the Investor Parties’ ability to vote (subject to Section 4.10), Transfer or Hedge (subject to Section 4.07), convert shares of Series A Preferred Stock into Common Stock (subject to Section 6 of the Certificate of Designations), limit or restrict any transfer pursuant to a Permitted Loan or any foreclosure thereunder or transfer in lieu of a foreclosure thereunder, privately make and submit to the Company and/or the Board any proposal that is intended by the Investor Parties to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expect to require public disclosure by any Person), participate in rights offerings made by the Company to all holders of its Common Stock, receive any dividends or similar distributions with respect to any securities of the Company held by the Investor Parties, tender shares of Common Stock or Series A Preferred Stock into any tender or exchange offer (subject to Section 4.07), effect an adjustment to the Conversion Rate pursuant to the Certificate of Designations or otherwise exercise rights under its Common Stock or Series A Preferred Stock that are not the subject of this Section 4.06 or (2) the ability of the Investor Director to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board.

Section 4.07           Transfer Restrictions.

(a)           Except as otherwise permitted in this Agreement, including Section 4.07(b), until the expiration of the Lock-Up Period, the Investor Parties will not (i) Transfer any Series A Preferred Stock or any Common Stock issued upon conversion of the Series A Preferred Stock or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Series A Preferred Stock or Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to the any of the Series A Preferred Stock or Common Stock or any other capital stock of the Company (any such action, a “Hedge”).

(b)           Notwithstanding Section 4.07(a), the Investor Parties shall be permitted to Transfer any portion or all of their Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock at any time under the following circumstances:

(i)            Transfers to any Permitted Transferees, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Series A Preferred Stock or Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;

(ii)           Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Subsidiary that, in each case, is approved by the Board;

(iii)          Transfers pursuant to a tender offer or exchange offer that is (A) for less than all of the outstanding shares of Common Stock of the Company or (B) part of a two-step transaction in which a tender offer is followed by a second step merger, in which the consideration to be received in the first step of such transaction is not identical to the amount or form of consideration to be received in the second step merger;

(iv)          Transfers to the Company or any of its Subsidiaries or that have been approved in writing by the Board;

(v)           Transfers after commencement by the Company or a significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company of bankruptcy, insolvency or other similar proceedings; and

(vi)          Transfers in connection with a total return swap or bona fide loan or other financing arrangement, in each case entered into with a nationally recognized financial institution, including a pledge to such a financial institution to secure a bona fide debt financing and any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure and subsequent sale of the securities (each, a “Permitted Loan”), as long as such financial institution agrees with the relevant Investor Party (with the Company as an express third party beneficiary of such agreement) that following such foreclosure or in connection with such transfer it shall not directly or indirectly Transfer (other than pursuant to a broadly distributed offering or a sale effected through a broker-dealer) such foreclosed or transferred, as the case may be, Series A Preferred Stock or Common Stock to a Direct Competitor or Activist Shareholder without the Company’s consent (such agreement by the relevant financial institution, the “Foreclosure Limitations”) (it being understood that a list of Direct Competitors and Activist Shareholders shall be set forth in any issuer agreement entered into at the time of the Permitted Loan or as otherwise agreed between the Company, the relevant Investor Party and/or the relevant financial institution(s), as the case may be). Any Permitted Loan entered into by an Investor Party or its Affiliates shall be with one or more financial institutions reasonably acceptable to the Company and, except as specified above, nothing contained in this Agreement or the Registration Rights Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon, or accept a transfer in lieu of foreclosure, and sell, dispose of or otherwise transfer the Series A Preferred Stock and/or shares of Common Stock issued upon conversion of Series A Preferred Stock (including shares of Common Stock received upon conversion of the Series A Preferred Stock following foreclosure or transfer in lieu of foreclosure on a Permitted Loan) mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Subject to the preceding provisions of this clause (vi), in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any affiliate of the foregoing exercises any rights or remedies in respect of the Series A Preferred Stock or the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or affiliate of any of the foregoing (other than, for the avoidance of doubt, an Investor Party or its Affiliates) shall be entitled to any rights or have any obligations or be subject to any transfer restrictions or limitations hereunder except and to the extent for those expressly provided for in Registration Rights Agreement.

(c)           Notwithstanding Section 4.07(a) and (b), the Investor Parties will not at any time knowingly (after reasonable inquiry), directly or indirectly (without the prior written consent of the Board), Transfer any Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock to any Activist Shareholders or Direct Competitor; provided, that (i) these restrictions shall not apply to Transfers into the public market pursuant to a bona fide, broadly distributed underwritten public offering, in each case made pursuant to the Registration Rights Agreement or through a bona fide sale without registration effectuated pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and (ii) in lieu of the foregoing, in connection with a Transfer of shares of Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock in connection with any foreclosure or exercise of remedies under a Permitted Loan, only the Foreclosure Limitations shall be applicable.

The Investor Parties shall not be deemed to have breached their obligations under Section 4.07(c) as it relates to Activist Shareholders or Direct Competitor with respect to the Transfer of Series A Preferred Stock or the Common Stock issued upon conversion of the Series A Preferred Stock to any Person so long as the Investor Parties act in good faith, based on generally available public information and the advice of its financial advisors, to determine whether such person is an Activist Shareholder or Direct Competitor.

(d)           Notwithstanding anything to the contrary in this Agreement, the Series A Preferred Stock may only be sold, exchanged or otherwise transferred to a Person that complies with the Tax Form Requirements.

(e)           Any attempted Transfer in violation of this Section 4.07 shall be null and void ab initio.

Section 4.08           Legend.

(a)             All certificates or other instruments representing the Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS; OR (B) PURSUANT TO AN EXEMPTION FROM , OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF AUGUST 28, 2023, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)           (i) Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for Series A Preferred Stock or Common Stock to be Transferred in accordance with the terms of this Agreement and (ii) the second paragraph of the legend shall be removed upon the expiration of such transfer restrictions set forth in this Agreement.

Section 4.09           Election of Directors.

(a)           Effective as of the Closing, the Company will increase the size of the Board in order to elect or appoint two (2) Investor Directors to the Board to serve for a term expiring at the next annual meeting of the Company’s stockholders and until their successors are duly elected and qualified, pursuant to Section 13(b) of the Certificate of Designations. Notwithstanding anything to the contrary herein or in the Certificate of Designations, the provisions of Section 4.09(b) through (k) shall apply following such time that either the Investor Parties no longer hold any shares of Series A Preferred Stock.

(b)           Following the Closing, the Investor Parties shall have the right, but not the obligation, to nominate to the Board (i) two (2) Investor Designees, so long as the 60% Beneficial Ownership Requirement is satisfied and (ii) one (1) Investor Designee, so long as the 20% Beneficial Ownership Requirement is satisfied.

(c)           Upon the occurrence of the First Fall-Away of Investors Board Rights, (i) at the request of a majority of the Directors then in office or the Chairman of the Board, one of the Investor Directors shall resign immediately from the Board and any committee thereof, or the Investor Parties shall take all action necessary to remove such Investor Director from the Board and any committee thereof or (ii) if no such request is made, such Investor Director shall continue to serve until his or her term expires at the next annual meeting of stockholders of the Company (unless such Investor Director otherwise elects to resign). Upon the occurrence of the Second Fall-Away of Investors Board Rights, (i) at the request of a majority of the Directors then in office or the Chairman of the Board, the remaining Investor Directors shall resign immediately from the Board and any committee thereof, or the Investor Parties shall take all action necessary to remove such Investor Director from the Board and any committee thereof or (ii) if no such request is made, such Investor Director shall continue to serve until his or her term expires at the next annual meeting of stockholders of the Company.

(d)           Following the Closing and until the occurrence of the Second Fall-Away of Investors Board Rights, the Company agrees, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware Law), to include the Investor Designee(s) designated by the Investor Parties in accordance with this Section 4.09 in the slate of nominees recommended by the Board for election at any meeting of the Company’s stockholders called for the purpose of electing Directors and to use its best efforts to cause the election of each such Investor Designee(s) to the Board, including nominating each such individuals to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. Without the prior written consent of the Investor Parties, so long as the Investor Parties are entitled to designate an Investor Designee for election to the Board in accordance with this Section 4.09, the Board shall not remove the Investor Director from his or her directorship (except as required by Law, the Certificate of Designations or the Company Charter Documents in effect as of the date hereof).

(e)           Following the Closing and until the occurrence of the Second Fall-Away of Investors Board Rights, in the event that the Investor Parties have nominated less than the total number of Investor Designees that the Investor Parties are entitled to nominate pursuant to Section 4.09(b), then the Investor Parties shall have the right, at any time, to nominate such additional Investor Designee(s) to which it is entitled, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware Law), to (x) enable the Investor Parties to nominate and effect the election or appointment of such Investor Designee, whether by increasing the size of the Board or otherwise, and (y) designate such Investor Designees, to fill such newly created vacancies or to fill any other existing vacancies.

(f)           Following the Closing and until the occurrence of the Second Fall-Away of Investors Board Rights, in the event that a vacancy on the Board is created at any time by the death, disability, retirement, resignation or removal (with or without cause and other than resignation pursuant to Section 4.09(c)) of any Investor Director, then the Investor Parties, if the Investor Parties are entitled to nominate a director pursuant to this Section 4.09, may designate an Investor Designee to replace such Investor Director and, subject to Section 4.09(i) and any applicable provisions of the DGCL, the remaining Directors and the Company shall, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware Law), cause the vacancy on the Board created thereby to be filled by such Investor Designee as soon as possible, and the Company hereby agrees to take, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware Law), at any time and from time to time, all actions necessary to accomplish the same.

(g)           Following the Closing and until the occurrence of the Second Fall-Away of Investors Board Rights, the Investor Parties shall have the right to designate one Investor Director to each committee of the Board to the extent permitted by the applicable independence or other requirements applicable to such committee(s).

(h)           The parties hereto agree that the Investor Directors shall (i) not be entitled to any compensation from the Company in connection with their services as Directors and (ii) shall be entitled to reimbursement from the Company for their reasonable out-of-pocket expenses incurred by them in connection with performing their respective duties as a member of the Board (or any committee thereof), including the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board (or any committee thereof), or in connection with their service on the board or other similar governing body of any Subsidiary of the Company (or any committee thereof) to the same extent as the Company provides such reimbursement to other members of the Board.

(i)            The Company’s obligations to have any Investor Designee elected to the Board or nominate any Investor Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 4.09, as applicable, shall in each case be subject to such Investor Designee not causing the Company to violate any applicable Law or rule of any securities exchange or other trading facility on which any of the Company’s securities are then listed or qualified for trading requiring that a majority of the Company’s directors be independent; provided that in no event shall such Investor Designee’s relationship with the Investor Parties or their Affiliates (or any other actual or potential lack of independence resulting therefrom) nor the ownership by the Investor Parties of any shares of Class A Preferred Stock or shares of Common Stock issuable upon conversion thereof, in and of itself, be considered to disqualify such Investor Designee from being a member of the Board pursuant to this Section 4.09. The Investor Parties will cause each Investor Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Investor Designee’s eligibility and qualification to serve as a director of the Company. No Investor Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Investor Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Investor Parties and the Investor Designee must provide to the Company:

(i)            all information requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, relating to the Investor Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business;

(ii)           all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Investor Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business;

(iii)           an undertaking in writing by the Investor Designee:

a.           to be subject to, bound by and duly comply with the code of conduct in the form agreed upon by the other directors of the Company, provided that no such code of conduct shall restrict any transfer of securities by the Investor Parties or their Affiliates (other than with respect to the Investor Director solely in his or her individual capacity) except as provided herein, impose confidentiality obligations on the Investor Director other than Section 4.04 or as mandatorily applicable under applicable Law, or impose any share ownership requirement for the Investor Director; and

b.           to waive notice of and recuse himself or herself from any meetings, deliberations or discussion of the Board or any committee thereof regarding any Transaction Document, the Transactions or any other transactions involving Sponsor.

(j)            The Company shall indemnify the Investor Directors and provide the Investor Directors with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise. The Company acknowledges and agrees that it (1) is the indemnitor of first resort (i.e., its obligations to the Investor Director are primary and any obligation of the Investor Parties or their Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Investor Director are secondary) and (2) shall be required to advance the amount of expenses incurred by the Investor Director and shall be liable for the amount of all expenses and liabilities incurred by the Investor Director, in each case, to the same extent as it advances expenses and is liable for such expenses and liabilities with respect to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise, without regard to any rights the Investor Director may have against any Investor Parties or their Affiliates.

(k)            The rights of the Investor Parties pursuant to this Section 4.09 are personal to the Investor Parties and shall not be exercised by any Transferee other than a Permitted Transferee of the Investors.

Section 4.10           Voting. From and after the satisfaction (or to the extent of the inapplicability) of the Voting Condition:

(a)           At each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Investor Parties shall, and shall cause the Investor Parties to, take such action as may be required so that all of the shares of Series A Preferred Stock and Common Stock beneficially owned, directly or indirectly, by the Investor Parties and entitled to vote at such meeting of stockholders are voted (i) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (ii) in favor of any proposal approved by the Investor Directors; provided that no Investor Party shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in the Investor Parties’ sole discretion, with respect to any other matter, including the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction involving the Company; and

(b)           The Investors shall, and shall (to the extent necessary to comply with this Section 4.10) cause the Investor Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Series A Preferred Stock or Common Stock beneficially owned by the Investors or the Investor Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 4.10(a) at such meetings (including at any adjournments or postponements thereof).

(c)           The provisions of Section 4.10(a) and Section 4.10(b) shall not apply to the exclusive consent and voting rights of the holders of Series A Preferred Stock set forth in Section 13(b) of the Certificate of Designations.

Section 4.11           Tax Matters.

(a)            The Company and its paying agent (and any other applicable withholding agent) shall be entitled to deduct and withhold Taxes on all payments and distributions (and deemed distributions) on the Series A Preferred Stock to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld and remitted to the appropriate governmental authority, such deducted or withheld amounts shall be treated for purposes of the Series A Preferred Stock as having been paid to the applicable holders in respect of which such deduction or withholding was made.

(b)           Promptly following the date of this Agreement or, in the case of a Permitted Transferee, the date such Permitted Transferee first acquires any Series A Preferred Stock, the Investors or such Permitted Transferee, as applicable, shall deliver to the Company or its paying agent a duly executed, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8 certifying that it is entitled to a complete exemption from deduction or withholding of U.S. federal income taxes on U.S.-source dividends, as applicable (such forms, the “Tax Form Requirements”). Promptly following the date of this Agreement or, in the case of a Permitted Transferee, the date such Permitted Transferee first acquires any Common Stock issued upon conversion of the Series A Preferred Stock the Investors or such Permitted Transferee, as applicable, shall deliver to the Company or its paying agent a duly executed, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate IRS Form W-8. If the information on any such form provided by an Investor Party changes, or any such form becomes obsolete, expired or inaccurate on any respect, or upon the Company’s reasonable request, the Investor Party shall provide the Company with an updated version of such form.

(c)           Notwithstanding anything herein to the contrary, the Investor Parties and the Company intend (i) to treat the Series A Preferred Stock (based on its terms as set forth in the Certificate of Designations) as stock that is not “preferred stock” within the meaning of Section 305 of the Code and applicable Treasury Regulations for United States federal income Tax and withholding Tax purposes, (ii) to not treat the accrual of any accrued but unpaid dividends as a dividend for United States federal income tax purposes unless and until such dividends are declared and paid in cash, and (iii) that to the maximum extent permitted by applicable Law any redemption of the Series A Preferred Stock will be treated as a sale or exchange for United States federal income tax purpose pursuant to Section 302(b) of the Code. The Investor Parties and the Company shall not take any action inconsistent with the forgoing and will complete their tax reporting and withholding obligations in a manner consistent therewith, in each case except as otherwise required by a change in Law or a contrary “determination” (as defined in Section 1313(a) of the Code).

(d)           The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the issue of the Series A Preferred Stock and (y) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the reasonable satisfaction of the Company that such Tax or duty has been paid or is not applicable.

(e)           At the written request of an Investor Party, in connection with a direct or indirect transfer of Series A Preferred Stock (or equity interests in the Company issued in exchange therefor) or any other reasonable request, the Company will use commercially reasonable efforts to determine whether it is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and to provide a certification described in Treasury Regulation Section 1.1445-5(b)(4)(iii).

Section 4.12           Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Acquired Shares for working capital and general corporate purposes; provided, that at least 90% of such proceeds shall be used to prepay outstanding principal amount of the Company’s debt under its Existing Credit Agreement within fifteen days of Closing.

Section 4.13           Sponsor.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement (including, for the avoidance of doubt, Section 4.06 and Section 4.07) shall in any way limit the activities of Sponsor or any of its Affiliates (collectively, the “Sponsor Group”), other than the Investor Parties, in their businesses distinct from the corporate private equity business of Sponsor (the “Excluded Sponsor Parties”), so long as (i) no such Excluded Sponsor Party or any of its Representatives is acting on behalf of or at the direction of any Investor Party with respect to any matter that otherwise would violate any term or provision of this Agreement and (ii) no Confidential Information is made directly available to any Excluded Sponsor Party or any of its Representatives who are not involved in the corporate private equity business of Sponsor by or on behalf of any Investor Party or any of their Representatives, except with respect to any such Representative who is (x) compliance personnel for compliance purposes and (y) non-compliance personnel of Sponsor who are directors or officers of, or function in a similar oversight role at, such Affiliate as long as Confidential Information is not otherwise disclosed to such Affiliate.

(b)           The Investors and the Company agree and acknowledge that, subject to applicable Law and Section 4.04 herein, each Investor Director designated by the Investor Parties or elected by the holders of Series A Preferred Stock may share Confidential Information about the Company and its Subsidiaries with such Sponsor Group subject to adequate procedures being maintained to prevent such information being used in connection with the purchase or sale of securities of the Company in violation of applicable Law.

(c)           The Investor Parties and the Company hereby agree, notwithstanding anything to the contrary in any other agreement or at Law or in equity, that, to the maximum extent permitted by Law, when the Investor Parties takes any action under this Agreement to give or withhold their consent, the Investor Parties shall have no duty (fiduciary or other) to consider the interests of the Company or the other stockholders of the Company and may act exclusively in their own interest; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement. For the avoidance of doubt, the foregoing sentence shall not limit or otherwise affect the fiduciary duties of the Investor Director or Investor Designee.

Section 4.14           Information Rights. Following the Closing and so long as the 20% Beneficial Ownership Requirement is satisfied, in order to facilitate (i) the Investor Parties’ compliance with legal and regulatory requirements applicable to the beneficial ownership by the Investor Parties and its Affiliates of equity securities of the Company and (ii) the Investor Representative’s oversight of the Investor Parties’ investment in the Company, the Company agrees to provide each of the Investor Parties and the Investor Representative with the following:

(a)           at reasonable times and upon reasonable prior notice to the Company, access and opportunity to review the books and records of the Company or any of its Subsidiaries and to discuss the affairs, finances and condition of the Company or any of its Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to provide such information to the Investor Parties and the Investor Representative without the loss of any such privilege and notified the Investor Parties and the Investor Representative that such information has not been provided;

(b)           at the request of the Investor Parties or the Investor Representative, as applicable, to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information the Investor Parties and the Investor Representative without the loss of any such privilege; and

(c)           at the Investor Parties’ and the Investor Representative’s request, such other reports and information as may be reasonably requested by the Investor Parties and the Investor Representative; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information the Investor Parties and the Investor Representative without the loss of any such privilege.

Section 4.15           Financing Cooperation. If requested by the Investor Parties, the Company will provide the following cooperation in connection with the Investor Parties obtaining any Permitted Loan: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender in customary form in connection with such transactions (which agreement may include, without limitation, agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers and/or conversions upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure, acknowledgements regarding corporate policy, if applicable, certain acknowledgements regarding securities law status of the pledge arrangements and a specified list of Competitors and Activist Shareholders) and subject to the consent of the Company (which will not be unreasonably withheld or delayed), with such changes thereto as are requested by such lender and customary for similar financings, (ii) using commercially reasonable efforts to (A) remove any restrictive legends on certificates representing pledged Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock and depositing such pledged Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock in book entry form on the books of DTC when eligible to do so (and providing any necessary indemnities to the transfer agent in connection therewith) or (B) without limiting the generality of clause (A), if such Series A Preferred Stock is eligible for resale under Rule 144A, depositing such pledged Series A Preferred Stock (to the extent not already deposited) in book entry form on the books of DTC or other depository with customary restrictive legends, (iii) if so requested by such lender or counterparty, as applicable, re-registering the pledged Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan, with respect to Permitted Loans solely as securities intermediary and only to the extent an Investor Party or its Affiliates continues to beneficially own such pledged Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock, (iv) entering into customary triparty agreements with each lender and the Investor Parties relating to the delivery of the Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligations under hereunder to issue the Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock upon payment of the purchase therefor in accordance with the terms of this Agreement and (v) such other cooperation and assistance as the Investor Parties may reasonably request (which cooperation and assistance, for the avoidance of doubt, shall not include any requirements that the Company deliver information, compliance certificates or any other materials typically provided by borrowers to lenders) that will not unreasonably disrupt the operation of the Company’s business. For the avoidance of doubt, the Acquired Shares will initially be issued through the facilities of DTC. Anything in the preceding sentence to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement is conditioned on the Investors certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Investors have pledged the Series A Preferred Stock and/or the underlying shares of Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the lenders under that Permitted Loan and (C) the Investor Parties acknowledge and agree that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. The Investor Parties acknowledge and agree that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Investor Parties under this Agreement the Investor Parties shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

Section 4.16           Preemptive Rights.

(a)           From and after the Closing and so long as the 60% Beneficial Ownership Requirement is satisfied, if the Company makes any public or non-public offering of any capital stock of, or other equity or voting interests in, or equity-linked securities of, the Company or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, or other equity or voting interests in, or equity-linked securities of, the Company (collectively “Equity Securities”)), including, for the purposes of this Section 4.16, warrants, options or other such rights (any such security, a “New Security”) (other than (1) issuances of Equity Securities to directors, officers, employees, consultants or other agents of the Company, (2) issuances of Equity Securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (3) issuances made as consideration for any acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company of equity in, or assets of, another Person, business unit, division or business, (4) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, (5) the issuances of shares of equity securities in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its Subsidiaries (other than (x) any such strategic partnership or commercial arrangement with a private equity firm or similar financial institution or (y) an issuance the primary purpose of which is the provision of financing), (6) securities issued pursuant to the conversion, exercise or exchange of Series A Preferred Stock issued to the Investor Parties and (7) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company) the Investors and each Investor Party to which either Investor later Transfers any shares of Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock shall be afforded the opportunity to acquire from the Company such Investor Party’s Preemptive Rights Portion of such New Securities for the same price as that offered to the other purchasers of such New Securities; provided, that the Investor Parties shall not be entitled to acquire any New Securities pursuant to this Section 4.16 to the extent the issuance of such New Securities to the Investor Parties would require approval of the stockholders of the Company as a result of any such Investor Party’s status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of the NYSE (including NYSE Listed Company Manual Section 312.03(b)-(d)), in which case the Company may consummate the proposed issuance of New Securities to other Persons prior to obtaining approval of the stockholders of the Company (subject to compliance by the Company with Section 4.16(f) below).

(b)           Subject to the foregoing proviso in Section 4.16(a), the amount of New Securities that each Investor Party shall be entitled to purchase in the aggregate shall be determined by multiplying (1) the total number of such offered shares of New Securities by (2) a fraction, the numerator of which is the number of shares of shares Acquired Shares and/or shares of Common Stock issued upon conversion of Acquired Shares (in the aggregate and on an as converted basis) held by such Investor Party, as of such date, and the denominator of which is the aggregate number of shares of Common Stock held by all stockholders of the Company (on an as converted basis) outstanding as of such date (the “Preemptive Rights Portion”).

(c)           If the Company proposes to offer New Securities, it shall give the Investor Parties written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least seven (7) Business Days prior to such issuance (or, in the case of a registered public offering, at least seven (7) Business Days prior to the commencement of such registered public offering) (provided that, to the extent the terms of such offering cannot reasonably be provided seven (7) Business Days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance). The Company may provide such notice to the Investor Parties on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, an Investor Parties may notify the Company in writing at any time on or prior to the second business day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second Business Day immediately preceding the date of such issuance, at any time prior to such issuance) whether such Investor Party will exercise such preemptive rights and as to the amount of New Securities such Investor Party desires to purchase, up to the maximum amount calculated pursuant to Section 4.16(b). In the case of a registered public offering, any Investor Party shall notify the Company in writing at any time prior to the second Business Day immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second Business Day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether such Investor Party will exercise such preemptive rights and as to the amount of New Securities such Investor Party desires to purchase, up to the maximum amount calculated pursuant to Section 4.16(b). Such notice to the Company shall constitute a binding commitment by such Investor Party to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to receipt of the requisite notice of such issuance by the Company, the failure of such Investor Party to respond prior to the time a response is required pursuant to this Section 4.16(c) shall be deemed to be a waiver of such Investor Party’s purchase rights under this Section 4.16 only with respect to the offering described in the applicable notice.

(d)           Each Investor Party shall purchase the New Securities that it has elected to purchase under this Section 4.16 concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals from any Governmental Authority to consummate such purchase by such Investor Party); provided, that if such related issuance is prior to the twentieth (20th) Business Day following the date on which such Investor Party has notified the Company that it has elected to purchase New Securities pursuant to this Section 4.16, then each Investor Party shall purchase such New Securities within twenty (20) business days following the date of the related issuance. If the proposed issuance by the Company of securities which gave rise to the exercise by the Investor Parties of its preemptive rights pursuant to this Section 4.16 shall be terminated or abandoned by the Company without the issuance of any New Securities, then the purchase rights of the Investor Parties pursuant to this Section 4.16 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the Investor Parties in respect thereof shall be promptly refunded in full.

(e)           In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

(f)           In the event that the Investor Parties are not entitled to acquire any New Securities pursuant to this Section 4.16 because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such New Securities to the Investor Parties as a result of any such Investor Party’s status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of the NYSE (including NYSE Listed Company Manual Section 312.03(c)), the Company shall, upon the Investors’ reasonable request delivered to the Company in writing within seven (7) Business Days following its receipt of the written notice of such issuance to such Investor Party pursuant to Section 4.16(c), at such Investor Party’s election, (i) waive the restrictions set forth in Section 4.16 solely to the extent necessary to permit such Investor Party to acquire such number of New Securities equivalent to its Preemptive Rights Portion of such issuance such Investor Party would have been entitled to purchase had it been entitled to acquire such New Securities pursuant to Section 4.16(a)-(c); (ii) consider and discuss in good faith modifications proposed by such Investor Party to the terms and conditions of such portion of the New Securities which would otherwise be issued to such Investor Party such that the Company would not be required to obtain stockholder approval in respect of the issuance of such New Securities as so modified; and/or (iii) solely to the extent that stockholder approval is required in connection with the issuance of New Securities to Persons other than the Investor Parties, use reasonable best efforts to seek stockholder approval in respect of the issuance of any New Securities to the Investor Parties.

(g)           The election by any Investor Party to not exercise its subscription rights under this Section 4.16 in any one instance shall not affect its right as to any subsequent proposed issuance.

(h)           The Company and the Investor Parties shall cooperate in good faith to facilitate the exercise of the Investor Parties’ rights pursuant to this Section 4.16, including using reasonable best efforts to secure any required approvals or consents.

Section 4.17           Available Registration Statement. The Company will not effect a Mandatory Conversion (as defined in the Certificate of Designations) if any Investor Party holds or would hold upon such Mandatory Conversion (or any earlier conversion following the dates of the Notice of Mandatory Conversion (as defined in the Certificate of Designations)) shares of Common Stock that are Registrable Securities unless as of the date of Notice of Mandatory Conversion and as of the Mandatory Conversion Date (as defined in the Certificate of Designations) there is an Available Registration Statement covering resale of such shares of Common Stock by the Investor Parties.

Section 4.18           Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction, or if the Company proposes to take or omit to take any other action under Section 4.16 (including granting to the Investor Parties or their respective Affiliates the right to participate in any issuance of securities) or otherwise or if there is any event or circumstance that may result in the Investor Parties, their respective Affiliates and/or the Investor Director (which term, for purposes of this Section 4.18, shall also include the term “Investor Director” as defined in the Certificate of Designations) being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act (including the purchase by the Investor Parties of any securities under Section 4.16), and if the Investor Director is serving on the Board at such time or has served on the Board during the preceding six (6) months (i) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the Investor Parties’, their respective Affiliates’ and the Investor Director’s interests (for the Investors and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Investor Parties, the Investors’ Affiliates, and/or the Investor Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor Parties or their Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if the Investor Parties notify the Company of such service a reasonable time in advance of the closing of such transactions), then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor Parties’, their respective Affiliates’ and the Investor Director (for the Investor Parties and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 4.19           Stockholder Approval; Information Statement.

(a)           Prior to the execution of this Agreement, holders of a majority of the issued and outstanding shares of Common Stock duly executed and delivered to the Company in accordance with Section 228 of the DGCL a written consent (the “Stockholder Written Consent”) in compliance with NYSE Rule 312.03(d) approving (i) the issuance of the Acquired Shares to the Investor Parties, including the compounding dividends thereon in accordance with the Certificate of Designations and (ii) the issuance of shares of Common Stock in connection with any future conversion of the Acquired Shares (and any compounded dividends thereon) in accordance with the Certificate of Designations. Substantially concurrently with the execution of this Agreement, the Company shall provide the Investors with a copy of such Stockholder Written Consent.

(b)           The Company shall promptly (and in any event within ten (10) Business Days) prepare and file with the SEC a written preliminary information statement required by Rule 14c-2 under the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Written Consent (the “Information Statement”), including notice of the action taken by the Stockholder Written Consent required by Section 228(e) of the DGCL. The Company shall cause the Information Statement (x) to comply with the requirements of applicable Law (including any rules of the SEC) and (y) to not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that, with respect to this clause (y) the Company shall have no such obligation with respect to statements made therein based on information supplied by the Investors or their Affiliates expressly for inclusion or incorporation by reference therein. The Company shall promptly notify the Investors of the receipt of all comments of the SEC with respect to the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the Investors copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Information Statement. The Company shall use reasonable best efforts to as promptly as reasonably practicable provide responses to the SEC with respect to all comments received on the Information Statement, if applicable, by the SEC, and to cause the Information Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable and in accordance with the following sentence. As promptly as reasonably practicable after the preliminary Information Statement has been cleared by the SEC or promptly after ten (10) calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the preliminary Information Statement, the Company shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Company’s stockholders of record in accordance with Sections 228(e) of the DGCL. Prior to filing or mailing the preliminary or definitive Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide the Investors a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider the reasonable comments of the Investors.

(c)           The Investors shall reasonably cooperate with the Company in connection with the preparation and filing of the Information Statement. The Investors and their Affiliates shall furnish to the Company all information concerning the Investors and their Affiliates as the Company may reasonably request in connection with the Information Statement. Each Investor agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it to the Company specifically for inclusion or incorporation by reference in the Information Statement will when filed with the SEC and at the time it is mailed to holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Article V

Miscellaneous

Section 5.01           Survival. All of the covenants or other agreements of the parties contained in this Agreement that by their terms are to be performed following the Closing shall survive the Closing until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Except for the warranties and representations contained in Section 2.01, Section 2.02, Section 2.03(a), Section 2.10, Section 2.11, Section 2.12, Section 2.13, Section 2.14, Section 3.01, Section 3.02(a) and Section 3.06, which shall survive until the sixth (6th) anniversary of the Closing Date, the representations and warranties made herein shall survive for one (1) year following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

Section 5.02           Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 5.03           Extension of Time, Waiver, Etc. The Company and the Investors may, subject to applicable Law and pursuant to a written instrument delivered by such party, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or an Investor Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 5.04           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that except as otherwise set forth herein, (a) except as otherwise set forth herein, the Investors or any Investor Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, or as otherwise contemplated in Section 4.07 and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that no such assignment will relieve any Investor Party of its obligations hereunder prior to the Closing; provided, further, that no party hereto shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such party’s obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 5.05           Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.06           Entire Agreement; No Third Party Beneficiaries; No Recourse.

(a)          This Agreement, including the Company Disclosure Letter and all other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b)           No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder, except that the Non-Recourse Parties shall be third party beneficiaries of this Section 5.06(b). This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date of this Agreement or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Investor Parties, and no former, current or future equityholders, controlling persons, directors, officers, employees, general or limited partner, member, manager, advisor, agents, successors, assigns or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent successors, assigns or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations (whether written or oral) made or alleged to be made in connection herewith, and no personal liability shall attach to, be imposed upon or otherwise be incurred by the Non-Recourse Parties through the Investors or otherwise, whether by or through attempted piercing of the corporate (or partnership or limited liability company) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for the Company’s rights against Sponsor under the Confidentiality Agreement in accordance with its terms. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 5.07           Governing Law; Jurisdiction.

(a)          This Agreement and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)           All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.07 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 5.08           Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof to be funded and the Purchase to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 5.07 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 5.08), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investors would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.09           WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.09.

Section 5.10           Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)  If to the Company, to it at:

BrightView Holdings, Inc.

980 Jolly Road

Blue Bell, PA 19422
Attention: Jonathan Gottsegen

Email: Jonathan.Gottsegen@brightview.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:

Ravi Purushotham
Johanna Mayer

Email:

rpurushotham@stblaw.com
johanna.mayer@stblaw.com

(b)  If to the Investors or any Investor Party at:

c/o One Rock Capital Management, LLC

45 Rockefeller Plaza, 39th Floor

New York, NY 10111

Attention: Tony Lee; Scott Spielvogel; Josh Goldman

Facsimile: (212) 605-6099

Email: tlee@onerockcapital.com; sspielvogel@onerockcapital.com; jgoldman@onerockcapital.com

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Alexander B. Johnson and Javier Stark

Facsimile: (212) 751-4864

Email: alex.johnson@lw.com and javier.stark@lw.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.11           Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 5.12           Expenses. The Investor Parties shall be entitled to receive reimbursement for all reasonable and documented out-of-pocket costs and expenses of the Investor Parties, including fees and disbursements of counsel, financial advisors and accountants, incurred through the Closing in connection with this Agreement and the Transactions that are invoiced to the Company promptly following the Closing Date, up to a maximum amount of $2,000,000 in the aggregate. Investor Parties shall reimburse the Company and its Subsidiaries for (i) all reasonable and documented out-of-pocket costs and expenses of the Company, including fees and disbursements of counsel, incurred in connection with issuing the Acquired Shares or underlying Common Stock through the facilities of DTC or facilitating the resale of the Acquired Securities or underlying Common Stock pursuant to Rule 144A, up to a maximum amount of $250,000 in the aggregate and (ii) for 50% of any fees payable by the Company or any of its Subsidiaries to any lenders under the Existing Credit Agreement in connection with entering into the seventh (7th) amendment thereto, the maximum amount of which fees were disclosed to the Investor Parties prior to the date hereof. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 5.13           Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Investors” and words of similar import refer to documents delivered in Person or electronically to an Investor Party or its Representatives in each case no later than one (1) Business Day prior to the date of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 5.14           Investor Representative. Each Investor Party hereby consents to and authorizes (a) the appointment of Birch-OR Holdings as the Investor Representative hereunder (the “Investor Representative”) and as the attorney-in-fact for and on behalf of such Investor Party, and (b) the taking by the Investor Representative of any and all actions and the making of any decisions required or permitted by, or with respect to, this Agreement and the Transactions, including (i) the exercise of the power to agree to execute any consents under this Agreement and (ii) to take all actions necessary in the judgment of the Investor Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Transactions. Each Investor Party shall be bound by the actions taken by the Investor Representative exercising the rights granted to it by this Agreement, and the Company shall be entitled to rely on any such action or decision of the Investor Representative. If the Investor Representative shall resign or otherwise be unable to fulfill its responsibilities hereunder, the Investor Parties shall appoint a new Investor Representative as soon as reasonably practicable by written consent of holders of a majority of the then outstanding Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock beneficially owned by the Investors or Investor Parties that are successors or assigns of the Investors by sending notice and a copy of the duly executed written consent appointing such new Investor Representative to the Company.

Article VI

Definitions

Section 6.01           Definitions.

(a)           As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“10% Beneficial Ownership Requirement” means that the Investor Parties beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon the conversion of such Series A Preferred Stock that, collectively, represent in the aggregate and on an as converted basis, at least 10% of the number (to be adjusted proportionately for stock dividends, stock splits and combinations, and similar transactions that occur after the Closing) of shares of Common Stock that were beneficially owned by the Investor Parties, on an as converted basis (but disregarding any limitations on conversion), as of the Closing as a result of the Investor Parties’ acquisition of 500,000 shares of Series A Preferred Stock.

“20% Beneficial Ownership Requirement” means that the Investor Parties beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon the conversion of such Series A Preferred Stock that, collectively, represent in the aggregate and on an as converted basis, at least 20% of the number (to be adjusted proportionately for stock dividends, stock splits and combinations, and similar transactions that occur after the Closing) of shares of Common Stock that were beneficially owned by the Investor Parties, on an as converted basis (but disregarding any limitations on conversion), as of the Closing as a result of the Investor Parties’ acquisition of 500,000 shares of Series A Preferred Stock.

“60% Beneficial Ownership Requirement” means that the Investor Parties beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon the conversion of such Series A Preferred Stock that, collectively, represent in the aggregate and on an as converted basis, at least 60% of the number (to be adjusted proportionately for stock dividends, stock splits and combinations, and similar transactions that occur after the Closing) of shares of Common Stock that were beneficially owned by the Investor Parties, on an as converted basis (but disregarding any limitations on conversion), as of the Closing as a result of the Investor Parties’ acquisition of 500,000 shares of Series A Preferred Stock.

“Activist Shareholder” means, as of any date of determination, a Person (other than the Investors and their Affiliates) that has, directly or indirectly through its Affiliates, whether individually or as a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act), within the three-year period immediately preceding such date of determination (i) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (iii) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or governing body of such Person or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries, on the one hand, and any Investor Party or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Party and (iii) the Excluded Sponsor Parties shall not be deemed to be Affiliates of any Investor Party, the Company or any of the Company’s Subsidiaries. For this purpose, “control” (including its correlative meanings, “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to the Company and its Subsidiaries and their operations from time to time, including without limitation the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same.

“as converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Series A Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock on such date (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations).

“Available Registration Statement” shall mean, with respect to a Registration Statement as of a date, that (i) as of such date such Registration Statement is effective for an offering to be made on a delayed or continuous basis, there is no stop order with respect thereto and the Company reasonably believes that such Registration Statement will be continuously available for the resale of Registrable Securities for the next ten (10) Business Days and (ii) as of such date and continuously for the next ten (10) Business Days, (a) there is not in effect a Postponement Period or Quarterly Blackout Period (as each such term is defined in the Registration Rights Agreement) and (b) the Investor Parties are not restricted by the holdback provision of Section 10(a) of the Registration Rights Agreement or any related “lock-up” agreement.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).

“Birch Holdings” has the meaning set forth in the Preamble.

“Birch-OR Holdings” has the meaning set forth in the Preamble.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed with respect to the provision of “essential services” (as defined by any applicable Governmental Authority from time to time).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement, and shall include the Certificate of Designations, as filed with the Secretary of State of the State of Delaware.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute to or has or may have any liability, whether absolute or contingent, other than any plan, program, policy, agreement or arrangement sponsored and administered by a Governmental Authority.

“Company Performance Stock Option” means an option to purchase shares of Common Stock that was granted subject to performance-based vesting conditions.

“Company PSA” means an unvested restricted share of Common Stock that was granted subject to performance-based vesting conditions.

“Company PSU” means a restricted stock unit with respect to Common Stock that was granted subject to performance-based vesting conditions.

“Company RSA” means an unvested restricted share of Common Stock, other than a Company PSA.

“Company RSU” means a restricted stock unit with respect to Common Stock, other than a Company PSU.

“Company Stock Option” means an option to purchase shares of Common Stock, other than a Company Performance Stock Option.

“Company Stock Plans” means the Company’s 2018 Employee Stock Purchase Plan and the Company’s 2018 Omnibus Incentive Plan, in each case as amended from time to time.

“Conversion Rate” has the meaning set forth in the Certificate of Designations.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“Direct Competitor” means (i) any Person that is primarily engaged in any business that directly or indirectly competes with the business of the Company or any of its Subsidiaries of providing landscape and snow and ice services to customers throughout the United States and abroad, including landscape and sports turf design, construction, maintenance, and enhancement, tree care, water management and irrigation, and snow and ice removal and management or (ii) any Person that owns and controls any Person referenced in the foregoing clause (i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person or trade or business (whether or not incorporated) that is, or has been within the last six (6) years, treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” means the Credit Agreement, dated as of December 18, 2013, by and among the Company, BrightView Landscapes, LLC and the lenders or other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as successor Administrative Agent and Collateral Agent, as amended.

“Export Control Laws” means the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to the Company, its Subsidiaries and their respective operations from time to time.

“First Fall-Away of Investors Board Rights” means the first day on which the 60% Beneficial Ownership Requirement is no longer satisfied.

“Fraud” means actual, not constructive, common law fraud (under the laws of the State of Delaware) in the making of the representations and warranties expressly given in this Agreement.

“GAAP” means generally accepted accounting principles, as in effect in the United States from time to time.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Associate” has the meaning set forth in 16 CFR 801.1(d)(2).

“Investor” has the meaning set forth in the Preamble. Any reference to any action by the Investor Parties in this Agreement that requires an instrument in writing signed by the Investor Parties shall require an instrument in writing signed by each Investor, so long as they are the sole Investor Parties, or each of the Investor Parties; provided that an instrument in writing signed by the Investor Representative shall be deemed to be an instrument in writing signed by each of the Investor Parties.

“Investor Designees” means the individuals designated in writing by the Investor Parties and reasonably acceptable to the Board (and the Nominating and Corporate Governance Committee of the Board) to be elected or nominated by the Company for election to the Board pursuant to Section 4.09; provided, that any employee of Sponsor with the title of ”Partner” or employee or independent contractor with the title of “Operating Partner” will be deemed reasonably acceptable to the Board (and the Nominating and Corporate Governance Committee of the Board).

“Investor Director” means a member of the Board who was elected to the Board as an Investor Designee.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay, interfere with, hinder or impair (i) the consummation by the Investors of any of the Transactions or (ii) the compliance by the Investors with their obligations under this Agreement.

“Investor Parties” means the Investors and each Permitted Transferee of each Investor to whom shares of Series A Preferred Stock or Common Stock issued upon conversion of shares of Series A Preferred Stock are transferred pursuant to Section 4.07(b)(i).

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Letter, after reasonable inquiry of an officer or employee of the Company that has primary responsibility for such matter.

“Liens” means any mortgage, pledge, lien, charge, encumbrance, security interest or other restriction of any kind or nature, whether based on common law, statute or contract.

“Lock-Up Period” means the period commencing on the Closing Date and ending on the twelve-month anniversary of the Closing Date.

“Material Adverse Effect” means any effect, change, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to (i) have a material adverse effect on the business, assets, properties, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company and its Subsidiaries operate, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Authority associated with national security, (c) effects of epidemics, pandemics or disease outbreaks (including the COVID-19 virus) or weather or meteorological events, (d) any change of Law, accounting standards, regulatory policy or industry standards after the date of this Agreement, (e) the announcement, execution or delivery of this Agreement or the consummation of the Transactions (it being understood that this clause (e) shall not apply to a breach of any representation or warranty set forth in Section 3.01 or Section 3.03), (f) any actions taken by, or at the written request of, the Investors or the Investor Parties and (g) any failure by the Company to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure), except, solely with respect to clauses (a), (b), (c) and (d), to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which case only the incremental material and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect) or (ii) prevent or materially delay, interfere with, hinder or impair (a) the consummation by the Company or its Subsidiaries of any of the Transactions on a timely basis or (b) the compliance by the Company or its Subsidiaries with its respective obligations under this Agreement.

“NYSE” means the New York Stock Exchange.

“Permitted Transferee” means with respect to an Investor (i) an Affiliate (other than any “portfolio company” described below) of such Investor, (ii) any successor entity, or (iii) any investment fund, vehicle, holding company or similar entity for separately managed accounts with respect to which a member of the Sponsor Group serves as a general partner, managing member, manager or advisor, or any successor entity of the Persons described in this clause (iii); provided, however, that in no event shall (i) the Company or any of its Subsidiaries, (ii) any “portfolio company” (as such term is customarily used among institutional investors) of any Person or any entity controlled by any portfolio company of any Person or (iii) any Prohibited Transferee (whether or not an Affiliate of either Investor) constitute a “Permitted Transferee”.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, any other form of entity or any group comprised of two or more of the foregoing.

“Prohibited Transferee” means (i) any Direct Competitor and (ii) any Activist Shareholder.

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investors on the Closing Date, set forth as Exhibit B hereto, as it may be amended, supplemented or otherwise modified.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“SEC” means the Securities and Exchange Commission.

“Second Fall-Away of Investors Board Rights” means the first day on which the 20% Beneficial Ownership Requirement is no longer satisfied.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor” means One Rock Capital Partners, LLC.

“Subsidiary” means with respect to any entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Tax” or “Taxes” mean all taxes, imposts, levies, duties, deductions, withholdings (including backup withholding), assessments, fees or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any report, return, information return, filing, claim for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Registration Rights Agreement, and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations, and the Registration Rights Agreement.

“Transactions” means the Purchase and the other transactions expressly contemplated by this Agreement and the other Transaction Documents, including the exercise by any Investor Party of the right to convert Acquired Shares into shares of Common Stock.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of equity securities beneficially owned by a Person or any interest in any shares of equity securities beneficially owned by a Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Series A Preferred Stock by the Company, (iii) the direct or indirect transfer of any limited partnership interests or other equity interests in an Investor Party (or any direct or indirect parent entity of such Investor Party) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”) or (iv) any Hedge. In the event that any Person that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person controlling such Person or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

“Voting Condition” has the meaning set forth in the Certificate of Designations.

(b)           In addition to the terms defined in Section 6.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	Section 1.01(b)(ii)
Action	Section 2.07
Agreement	Preamble
Balance Sheet Date	Section 2.05(c)
Bankruptcy and Equity Exception	Section 2.03(a)
Capitalization Date	Section 2.02(a)
Certificate of Designations	Preamble
Closing	Section 1.01(a)
Closing Date	Section 1.01(a)
Company	Preamble
Company Disclosure Letter	Article II
Company Preferred Stock	Section 2.02(a)
Company SEC Documents	Section 2.05(a)
Company Securities	Section 2.02(b)
Confidential Information	Section 4.04
Confidentiality Agreement	Section 4.04
Contract	Section 2.03(b)
DOJ	Section 4.01(b)
Excluded Sponsor Parties	Section 4.13(a)
Filed SEC Documents	Article II
Foreclosure Limitations	Section 4.07(b)(vi)
FTC	Section 4.01(b)
Hedge	Section 4.07(a)
HSR Form	Section 4.01(a)
Information Statement	Section 4.19
IRS	Section 4.11
Issuer Agreement	Section 4.15
Judgments	Section 2.07
KKR Stockholder Approval	Recitals
Laws	Section 2.08(a)
Multiemployer Plan	Section 2.19
Non-Recourse Party	Section 5.06(b)
OFAC	Section 2.08(c)
Permitted Loan	Section 4.07(b)(vi)
Permits	Section 2.08(a)
Purchase	Section 1.01(b)(ii)

Purchase Price	Section 1.01(b)(ii)
Sponsor Group	Section 4.13(a)
Standstill Expiration Date	Section 4.06
Tax Requirement Form	Section 4.11

[Remainders of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Brightview holdings, inc.:

By:	/s/ James Abrahamson
	Name:	James Abrahamson
	Title:	President and Chief Executive Officer

[Signature Page to Investment Agreement]

BIRCH Equity Holdings, lp:

By: Birch Equity Holdings GP LLC
Its: General Partner

By: ORCP GP Professionals, LLC
Its: Sole Member

By:	/s/ Tony W. Lee
	Name:	Tony W. Lee
	Title:	Secretary and Treasurer

BIRCH-OR Equity HOLDINGS, LLC:

By:	/s/ Tony W. Lee
	Name:	Tony W. Lee
	Title:	Secretary and Treasurer

Exhibit A

Certificate of Designations

[Certificate of Designations to be provided separately]

Exhibit B

Registration Rights Agreement

[Registration Rights Agreement to be provided separately]